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                                                                    EXHIBIT 4.7


                             CERTIFICATE OF DESIGNATIONS
              PREFERENCES, AND RIGHTS OF SERIES C VOTING CONVERTIBLE
                                 PREFERRED STOCK
                                        OF
                                   UNICO, INC.

    Pursuant to Section 151 of the General Corporation Law of the State of Delaware

    UNICO, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article 4 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as Series C Preferred Stock:

    RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restriction thereof are as follows:

    Series C Preferred Stock.       UNICO has created and reserved 2,000,000
shares of Series C Preferred Stock designating therefor rights and privileges to the Holder thereof

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identical in each and every respect to the rights and privileges of Holders of shares of Common Stock except in the following respects:

    a.   Dividends.     Holders of Series C Preferred Stock and the holders of
Common Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends (payable in cash, stock or otherwise) out of any funds legally available therefore, provided that neither the Series C Preferred Stock nor the Common Stock shall be preferred over the other as to any dividend or distribution except as provided in Subsection c hereof. Neither the holders of the Series C Preferred Stock nor the holders of the Common Stock shall be entitled to receive any dividend or distribution which is not identical in kind, record and payment date per share for each class except as provided in subsection c. The amount of any dividend or distribution to the holders of Series C Preferred Stock shall be four times that of the dividend or distribution to any holder of Common Stock.

    b. Voting Rights. The holders of Series C Preferred Stock shall have the following voting rights:

         (A) Each shares of Series C Preferred Stock shall entitle the holder thereof to four votes on all matters submitted to a vote of the Corporation's stockholders;

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         (B)  Except as otherwise provided herein or by law, the holders of
Series C Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders.

    c.   Liquidating Preference.

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of UNICO, the holders of Series C Preferred Stock shall be entitled to be paid the sum of $1.00 per share before any distribution or payment shall be made to the holder of any Common Stock

    d.   Call, Redemption or Conversion.

         Neither the Series C Preferred Stock nor the Common Stock into which it may be converted shall be subject to or enjoy any call or redemption or conversion rights by UNICO or the holders thereof except as follows:

         The holders' of Series C Preferred Stock shall have the right, at the holders option, at any time, to convert all or in multiples of 250 shares any part of their holdings of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock $.01 par value of UNICO as shall be provided for herein.

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              i.   Conversion Ratio

                   Each share of Series C Preferred Stock shall be convertible into four shares of UNICO's Common Stock, subject to adjustment at the time of conversion in accordance with the provisions hereof.

              ii.  Adjustment to Conversion Ratio

                   The parties acknowledge their intent to establish a preferred stock conversion ratio which yields one share of UNICO Common Stock for every $.25 of indebtedness under the Debenture and Convertible Notes converted, redeemed and exchanged hereunder. If and whenever any additional shares of Common Stock are issued by UNICO for a net consideration per share less than $.25 per share then in each such case the conversion price shall be reduced to the net consideration received per share and the number of shares issuable to the holder of Series C Preferred Stock shall be proportionately increased. Further, in the event that UNICO shall at any time change as a whole by subdivision or combination in any manner or by the making of a stock dividend the number of shares of Common Stock then outstanding into a different number of shares, with or without par value, then thereafter the number of shares of Common Stock issuable upon the conversion of Series C Preferred Stock shall be increased or decreased as the case may be in direct proportion to the increase or decrease in the number of shares of Common

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Stock by reason of such change; provided however that no adjustment in the conversion ratio shall be made hereunder in either of the following cases:

                   1. A stock dividend on the Common Stock where the identical stock dividend in Common Stock was paid in the Series C Preferred Stock; and

                   2. A subdivision or combination of the Common Stock where the identical subdivision or combination was made on the Series C Preferred Stock.

    Further, in the event of any capital reorganization or reclassification of Common Stock of the corporation (other than a change in par value or from par value to no par value or from no par value to par value as a result of a subdivision or combination), or in case of the consolidation or merger of the corporation with or into any other corporation (other than a consolidation or merger in which the corporation is the continuing corporation and which does not result in any change in the Common Stock), or of the sale of the properties and assets of the corporation as, or substantially as, an entity to any other corporation, each share of Series C Preferred Stock shall after such capital reorganization, reclassification of capital stock, consolidation, merger or sale entitle the holder to obtain the kind and number of shares of Common Stock or other securities or property of the corporation or of the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which such holder would have been entitled if he had held the Common Stock issuable upon conversion of such shares of Series C Preferred Stock immediately prior to such capital reorganization, reclassification

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of capital stock, consolidation, merger or sale.  All calculations under this subsection shall be made to the nearest share or dollar as the case may be.

              iii. Automatic Conversion

                   On August 1, 1998 or, if earlier, the date upon which a registration statement with respect to an offering of UNICO's securities is declared effective, ( the "Automatic Conversion Date"), the Series C Preferred Stock shall thereupon be automatically converted into Common Stock in accordance with the conversion ratio above specified. From and after the Automatic Conversion Date, each outstanding certificate which prior to the Automatic Conversion Date represented Series C Preferred Stock shall be deemed for all corporate purposes to evidence the ownership of the whole number of duly issued and outstanding shares of Common Stock into which the shares of Series C Preferred Stock have been so converted and upon surrender of such certificate the holder shall be entitled to receive in exchange therefore a certificate or certificates representing the whole number of shares of Common Stock into which the shares of Series C Preferred Stock theretofore represented by such certificate have been converted as aforesaid.

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              iv.  Certificates Upon Conversion

                   As promptly as practicable after surrender for conversion of a certificate representing shares of Series C Preferred Stock, UNICO shall deliver to or upon written order of the holder of the share of Series C Preferred Stock so surrendered a certificate representing the number of fully paid and nonassessable shares of Common Stock into which such Series C Preferred Stock may be converted in accordance with the provisions hereof. With respect to conversions prior to the Automatic Conversion Date such conversion shall be deemed to be made at the close of business on the date that such Series C Preferred Stock shall have been surrendered for conversion so that the rights of the holder of such Series C Preferred Stock as a holder of Series C Preferred Stock shall cease at such time and the person or persons entitled to receive the shares of Common Stock upon conversion of such Series C Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time.

              v.   Registration Rights

                   Upon conversion of the Series C Preferred Stock into Common Stock, Renaissance shall have with respect to such Common Stock as is issued in exchange for UNICO's indebtedness under the Loan Agreement and Debenture, the demand and piggyback registration rights provided for in the Registration Rights Agreement. Duncan Smith and Renaissance shall have with respect to such Common Stock as is issued in

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exchange for UNICO's indebtedness under the Convertible Notes, the demand registration rights provided for in the Convertible Notes.

    IN WITNESS WHEREOF, UNICO, INC. has caused this Certificate of Designations, Preferences and Rights of Series C Voting Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporation seal to be affixed hereto, this 30th day of July, 1996.

                                  UNICO, INC.,
                                  A Delaware corporation

                                  By:/s/Gerard Bernier, President
                                    ---------------------------------
                                     Gerard Bernier, President

ATTEST:

---------------------
Secretary

(SEAL)





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